Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, executed this 8th day of July, 2019, effective as of March 1, 2019, by and between Voxx International Corporation, 2351 J Lawson Blvd., Orlando, Florida 32824 (the “Company”), and Loriann Shelton, an individual residing at 8 Emily Court, Moriches, New York 11955 (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are presently parties to an Employment Agreement dated as of January 12, 2017, as amended on January 10, 2019 (collectively, the “2017 Agreement”) and now desire to enter into a new employment agreement on the terms and condition set forth herein;

WHEREAS, as of March 1, 2019 (the “Effective Date”), the Company desires to continue to employ the Executive as Senior Vice President and Chief Operating Officer and to enter into a new written employment agreement embodying the terms of such relationship; and

WHEREAS, the Executive is willing to continue to be so employed by the Company as Senior Vice President and Chief Operating Officer upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged by the Company and the Executive, the parties agree as follows:

1.	TERM OF AGREEMENT
1.1

This Agreement supersedes the 2017 Agreement in its entirety and shall constitute the binding obligation of the Executive and the Company as of the Effective Date and shall continue for a period of five (5) years thereafter, unless the Agreement is terminated at an earlier date by either party in accordance with Section 4 (such period hereinafter referred to as the “Employment Period”).

2.	EMPLOYMENT
2.1

As of the Effective Date, the Executive shall continue to be employed by the Company as, and will perform the duties and responsibilities of, Senior Vice President and Chief Operating Officer of the Company, reporting directly on a day to day basis to the President/CEO and, as requested, to the Board of Directors of the Company (the “Board”). In that capacity, Executive shall perform such services, acts, and functions necessary or advisable to oversee, manage and conduct the business of the Company, and shall perform such other duties and responsibilities as may be reasonably assigned by the President/CEO or the Board. During the Employment Period, the Executive shall not render services to any other person or organization for compensation without the prior written approval of the Company. The Executive’s principal work location shall be in Hauppauge, New York, but the Executive shall travel to the extent, and to the places, reasonably necessary for the performance of the Executive’s duties hereunder.

3.	COMPENSATION AND OTHER BENEFITS

During the Employment Period, the Executive shall be compensated as follows:

3.1

Base Salary. The Company shall pay the Executive a base salary of Four Hundred Fifty Thousand Dollars ($450,000) per annum (the “Base Salary”), payable in accordance with the standard payroll practices of the Company as are in effect from time to time, less all deductions or withholdings required by applicable law. The Board may increase the Executive’s Base Salary at any time and from time to time.  The Executive shall remain eligible to elect to defer a portion of the Base Salary in accordance with the terms and conditions of the Company’s Deferred Compensation Plan.

3.2

Annual Cash Bonus. For each fiscal year during the Employment Period, the Executive shall be paid an annual bonus of (a) three-eighths of one percent (.375%) of Company’s Adjusted EBITDA up to [the Threshold (as hereinafter defined) minus Ten Million ($10,000,000) Dollars] (but never less than Zero); plus (b) three-quarters of one percent (.75%) of the Company’s Adjusted EBITDA in excess of [the Threshold minus Ten Million Dollars ($10,000,000)]; with no minimum Adjusted EBITDA required for the annual bonus to accrue and become payable with no maximum cap on the annual bonus payable based upon the Company’s Adjusted EBITDA ((a) and (b), collectively, the “Annual Cash Bonus”); For illustrative purposes only, if the Company acquires $15 million Adjusted EBITDA in an acquisition and the Board determines to increase the Threshold by $7.5 million to $17.5 million and the Company, after the acquisition, achieves Adjusted EBITDA of $35 million, the Executive shall be entitled to receive as a bonus under this Section the sum of (i) .375% multiplied by $7,500,000  (the adjusted Threshold of $17,500,000 minus $10,000,000 x .375% = $28,125) plus (ii) $35,000,000 minus $7,500,000 ($17,500,000 minus $10,000,000) = $27,500,000 multiplied by .75% = $206,250 (bonus totaling [$28,125 + $206,250 = $234,375). The Annual Cash Bonus shall be determined at the end of each fiscal year of the Company in accordance with generally accepted accounting principles, as in effect from time to time in the United States of America, consistently applied. In addition, subject to the approval of the non-management members of the Board, the threshold shall initially be set at Ten Million Dollars ($10,000,000) as set forth in subsections (a) and (b) above (the “Threshold”) and shall be subject to adjustment in accordance with the following:

(i)

the Threshold may only be adjusted as a result of an acquisition or a divestiture or an investment to the extent that the Company Adjusted EBITDA is impacted by a minimum of Five Million Dollars ($5,000,000);

(ii)

in connection with any Company divestiture, the Threshold may only be adjusted to the extent that the Company Adjusted EBITDA is impacted by a cumulative minimum (across all such divestitures by the Company following the Effective Date) of Five Million Dollars ($5,000,000);

(iii)

in the event of an increase or decrease in the Company’s Adjusted EBITDA as a result of an acquisition or divestiture by the Company, the maximum upward or downward adjustment to the Threshold shall be the increased or decreased Adjusted EBITDA attributable to that acquisition or divestiture; provided, however, that the Company may choose to increase the threshold by a lesser amount; and

(iv)

the Threshold shall not be adjusted in any manner in connection with any action the Company takes with respect to EyeLock LLC including, without limitation, changes in accounting methodology such as accounting treatment of minority interest.

The Annual Cash Bonus shall be due and payable not later than sixty (60) days following the closing of the relevant fiscal year of the Company and filing of the associated Form 10-K (the “Fiscal Year Payment Date”).  For purposes of this Agreement, “Adjusted EBITDA” shall be based on the Company’s past practices as reflected in the Company’s most recently filed Form 10-K, plus the bonuses to be paid to the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for the relevant fiscal year.

3.3

Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean that (a) the conditions set forth in any one of the following subsections shall have been satisfied and (b) following the satisfaction of a condition set forth in subsections (1), (2), (3) or (5) below, the election of an independent member to the Board whose nomination is voted against by the Shalam Group:

(1)

The acquisition, directly or indirectly, by any “person” (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company which results in the Shalam Group owning less than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(2)

A merger, consolidation or reorganization in which the Company is not the surviving entity, except for a transaction in which the Shalam Group owns securities possessing fifty percent (50%) or more of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(3)

A reverse merger in which the Company is the surviving entity but which results in the Shalam Group owning securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company;

(4)	The sale, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to a third party;
(5)

Any other event, including but not limited to, a redemption, which results in the Shalam Group owning less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company. For purposes of the foregoing clause, the sale of stock of a subsidiary of the Company (or the assets of such subsidiary) shall be treated as a sale of assets of the Company; or

(6)	The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.
(7)	Any other event which results in the Shalam Group owning less than ten percent (10%) of the total combined voting power of all outstanding voting securities of the Company.

For purposes of this Section 3.3, the “Shalam Group” shall mean any and all shares owned by John J. Shalam, his family members or any trusts for the benefit of Mr. Shalam or any of his family members.

3.4

Employee Benefit Plans. During the Employment Period, the Executive (and, if permitted by the terms of the plans, her family) shall be eligible to participate in all retirement, deferred compensation, profit sharing, medical, disability and other welfare plans (the “Employee Benefit Plans”) applicable to senior executive officers of the Company generally in accordance with the terms of such plans as in effect from time to time. The foregoing shall not be construed to limit the ability of the Company or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time or from time to time; provided that at all times the Company shall continue to maintain, either by group or separate, individual plans for the benefit of the Executive (including, to the extent permitted, her family), with not less than the level of the benefits the Executive is receiving under the Employee Benefit Plans on the Effective Date.

3.5

Executive Life Insurance. During the Employment Period, the Company shall maintain and pay all premiums on one or more term life insurance policies for the benefit of the Executive, as such policies are made available from time to time to Vice Presidents of the Company (and subject to any age-based reductions in benefits in accordance with the terms of such policies) (collectively, the “Life Insurance Policy”), payable to the Executive's designated beneficiaries.

3.6

Vacation/Paid Time Off. During the Employment Period, the Executive shall be entitled to not less than four (4) weeks paid vacation each fiscal year and Company-wide paid-time off days at such times as will not materially interfere with the performance of the Executive’s duties.

3.7	Automobile. The Company shall lease and shall pay all insurance, maintenance, repair and other charges relating to, a late model luxury automobile for use by the Executive.
3.8

Expense Reimbursement. During the Employment Period, the Executive shall be entitled to utilize Company credit cards for Company business related activities. Furthermore, the Company shall pay or promptly reimburse the Executive for all reasonable expenses, including reasonable business travel expenses, incurred by the Executive in connection with her duties and responsibilities hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time.

4.	TERMINATION OF EMPLOYMENT

Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign, at any time. The “Date of Termination” (1) for Cause or by resignation without Good Reason shall be determined in accordance with the provisions of Section 4.4; (2) by death or disability shall be the date of death or disability determined in accordance with the provisions of Section 4.3; (3) without Cause or by resignation with Good Reason shall be determined in accordance with the provisions of Section 4.1; or (4) shall mean the date this Agreement expires in accordance with the provisions of Section 4.2.

4.1	Termination Without Cause or Resignation for Good Reason.
4.1A

Disability. For purposes of this Agreement, “disability” shall have the same definition of disability as triggers payments to the Executive under the Company provided disability insurance policy covering the Executive, as in effect at the time the determination of “disability” is to be made. If no such policy is then in effect, then “disability” shall mean the Executive’s inability, by reason of any physical or mental injury or illness, to substantially perform the services required by her hereunder for a period in excess of ninety (90) Business Days in any three hundred sixty (360) day period. In such event, Executive’s employment shall be deemed to have terminated by reason of disability on the last day of such ninety (90) Business Day period.

4.1B	Cause Defined. For purposes of this Agreement, “Cause” shall mean a termination of the Executive’s employment by the Company due to any of the following reasons:
(1)	The entry of a final non-appealable judgment of conviction of the Executive by a court for a felony, or entry of a plea of nolo contendere by the Executive to such a felony;

(2)

The Executive’s willful failure, or gross negligence, other than by reason of his disability or legal incompetence, to substantially carry out his duties hereunder within ten (10) Business Days of written notice from the Board of Directors, specifying such failure or gross negligence; or

(3)	Executive’s willful engagement in illegal or fraudulent conduct or his willful violation of any material laws applicable to the Executive.

For purposes of this Section 4.1B, no act or failure to act by the Executive shall be considered “willful” if such act or failure to act by the Executive is the result of the Executive’s good faith belief that the act or failure to act is or was in the best interests of the Company.

4.1C

Good Reason. For purposes of this Agreement, a resignation for “Good Reason” shall mean the Executive’s resignation: (A) within twelve (12) months of a Change in Control; or (B) as a result of Executive’s voluntary retirement, any time after Executive attains sixty-Five (65) years of age, with the intent to no longer seek full time employment (“Voluntary Retirement”); or (C) within one hundred eighty (180) days following (1) Executive’s written notice to the Company of (i) a material reduction in the scope of the Executive’s powers, duties, title or responsibilities, (ii) the assignment to the Executive of duties materially inconsistent with this Agreement or a material adverse change in her title or authority or (iii) the Company’s material breach of this Agreement; or (2) Executive’s written notice to the Company of a change in the Executive’s primary place of work to a location that is outside of Suffolk County, NY, in each case which is not cured by the Company within twenty (20) Business Days of receiving such notice from the Executive.

4.1D

Termination Procedure. The Company may terminate the Executive’s employment hereunder at any time without Cause on twenty (20) Business Days’ prior written notice to the Executive (the term “Business Day” meaning a day other than one on which commercial banks in New York City are permitted or required to close). The Executive may terminate her employment hereunder for Good Reason at any time on twenty (20) Business Days prior written notice to the Company (subject to the various notice and cure provisions of Section 4.1C above).  The Date of Termination in either such event shall be the twentieth (20th) Business Day following the giving of such notice.

4.1E	Accrued Obligations. Upon the Executive’s Date of Termination (regardless of the reason for such termination), the Executive shall be entitled to receive:
(1)	her Base Salary through and including the Date of Termination,
(2)	any bonus(es) earned for prior completed fiscal years, but not yet paid as of the Date of Termination,
(3)	reimbursement for all expenses incurred in accordance with Section 3.9 of this Agreement, but not yet paid, as of the Date of Termination,
(4)	payment of the per diem value of any unused vacation days and paid-time off days which accrued through the Date of Termination, based upon Executive’s most recent level of Base Salary,
(5)	any and all vested benefits under the Employee Benefit Plans; and
(6)	any and all amounts the Executive has elected to defer during the Term of this Agreement (collectively (1)-(6), the “Accrued Obligations”).
4.1F

Post-Employment Benefits. In addition to the Accrued Obligations, if the Company terminates the Executive’s employment hereunder without Cause (other than due to death or disability) or if the Executive terminates her employment hereunder for Good Reason, including, but not limited to, Voluntary Retirement, the Executive, upon execution of mutual releases reasonably satisfactory to the Executive and the Company (and the non-revocation of such release by the Executive), and provided the Executive is in compliance with her duties and obligations under Section 5 hereof, shall be entitled to receive only:

(1)

a pro rata portion of the Average Bonus set forth in Section 4.1F(2), determined based on the numbers of full months worked in the fiscal year prior to the Date of Termination divided by twelve, times the Average Bonus, which shall be paid in equal installments on a monthly basis during the Separation Period;

(2)

an amount in cash equal to the average of the Annual Cash Bonuses awarded in the two (2) years immediately preceding the year in which the Date of Termination occurs (the “Average Bonus”), payable in equal installments on a monthly basis during the Separation Period (the “Severance Bonus”);

(3)

all stock based compensation, including all Stock Grants and SERPs to which the Executive would have been entitled had her employment not been terminated, shall become one hundred percent (100%) vested and be distributed to the Executive as soon as administratively practicable following the Date of Termination (to the extent not already fully vested and distributed);

(4)

for one (1) year (the “Separation Period”), an amount equal to one (1) times the Base Salary (as of the Date of Termination), which shall be paid in equal installments on a monthly basis during the Separation Period (the “Separation Payment”);

(5)	rights to indemnification as set forth in Section 6 of this Agreement; and
(6)

(a) continuation throughout the Separation Period of the Life Insurance Policy, and upon completion of such period, ownership of the Life Insurance Policy shall be transferred to the Executive at no cost to the Executive; and (b) continuation during the Separation Period or until the Executive begins to participate in a subsequent employer’s medical plan, of medical, disability and other health coverages at the level in effect on and at the same out-of-pocket cost to the Executive as of, the Date of Termination; it being understood that the period of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall commence on the first day following the Date of Termination.

4.2	Expiration of the Agreement.
4.2A

Termination.  At least six (6) months prior to the expiration of the Agreement, the Company shall have the option to provide Executive with written notification of its desire to extend the Employment Period beyond the five (5) year term set forth in Section 1.1.  Such written notification shall set forth the desired length of the Executive’s continued employment by the Company.  Upon receipt of such notice from the Company, if such notice is provided, Executive shall have the ability to accept or reject such request.  For the avoidance of doubt, if notification is not provided by the Company prior to such six (6) month date, the Agreement shall expire at the end of the Employment Period.  Upon the expiration of the Agreement, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall be payable to Executive except as provided herein in this Section 4.2.

4.2B

Post-Employment Benefits.  In addition to the Accrued Obligations, upon the expiration of this Agreement, the Executive, upon execution of mutual releases reasonably satisfactory to the Executive and the Company (and the non-revocation of such release by the Executive), and provided the Executive is in compliance with her duties and obligations under Section 5 hereof, shall be entitled to receive only:

(1)	a lump sum payment equal to Four Hundred Fifty Thousand Dollars ($450,000) to be made as soon as administratively practicable following the Date of Termination;

(2)

all stock based compensation and SERPs previously awarded and outstanding shall be fully vested and distributed (to the extent not already fully vested and/or distributed) on a pro rata basis based on the number of days prior to the Date of Termination in the relevant performance period (excluding any requirement for continued employment to qualify for such stock based compensation); and

(3)	rights to indemnification as set forth in Section 6 of this Agreement.
4.3	Termination due to Death or Disability.
4.3A

Termination. Upon Executive’s death or disability during the Employment Period, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall be payable to Executive except as provided herein in this Section 4.3.

4.3B

Post-Employment Benefits. Date of Termination shall be the date of death or disability, as the case may be, and in such event, in addition to the Accrued Obligations, the Executive shall be entitled to receive only:

(1)

a pro rata portion of the Average Bonus set forth in Section 4.1F(2), determined based on the numbers of full months worked in the fiscal year prior to the Date of Termination divided by twelve, times the Average Bonus which shall be paid in Equal installments on a monthly basis during the Separation Period;

(2)

in the event of termination by reason of disability, (a) payments  equal to the Base Salary less amounts payable under the Company’s long-term disability policy during the one year period following the Date of Termination, which shall be paid in equal monthly installments during the 12 month period following the Date of Termination; (b) continuation throughout the Separation Period of the Life Insurance Policy, and upon completion of such period, ownership of the Life Insurance Policy shall be transferred to the Executive at no cost to the Executive; and (c) continuation during the Separation Period or until the Executive begins to participate in a subsequent employer’s medical plan, of medical, disability and other health coverages at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the Date of Termination; it being understood that the period of coverage under COBRA shall commence on the first day following the Date of Termination;

(3)

in the event of termination by reason of death, the Company shall take the steps reasonably necessary to have all proceeds from the Life Insurance Policy promptly paid to the beneficiaries designated thereunder;

(4)	rights to indemnification as set forth in Section 6 of this Agreement;
(5)

all stock based compensation and SERPs previously awarded and outstanding shall be vested (to the extent not already fully vested) on a pro rata basis based on the number of days prior to the Date of Termination in the relevant performance period (excluding any requirement for continued employment to qualify for such stock based compensation); and

4.4	Termination for Cause or Resignation without Good Reason.
4.4A

Termination. Upon the termination of Executive’s employment for Cause or the Executive resignation without Good Reason, the employment relationship created pursuant to this Agreement shall immediately terminate, and no further compensation shall be payable to Executive except as provided herein in this Section 4.4.

4.4B

Post-Employment Benefits. In addition to the Accrued Obligations, if the Executive’s employment is terminated by the Company for “Cause”, or the Executive resigns from her employment hereunder for any reason other than for “Good Reason”, the Executive shall be entitled to receive only the following:

(1)	rights to indemnification as set forth in Section 6 of this Agreement;
(2)	transfer of ownership of the Life Insurance Policy to the Executive, without further obligation of the Company to pay premiums;
(3)	retention of all stock-based compensation previously awarded, which shall be held by the Executive until, and may be executed at any time prior to, their expiration; and
4.4C

Hearing Procedure/Cure Opportunity. The existence of Cause must be confirmed by not less than a majority of the Board with the existence of a quorum at a meeting called for such purpose prior to any termination.  At the discretion of the Chair or a majority of the independent directors of the Board, such meeting will exclude management members of the Board.

(1)

Upon the Board’s confirmation of the existence of Cause (following any and all necessary investigations into its existence, as determined by the Board), the Company shall notify the Executive that the Company intends to terminate the Executive’s employment for Cause under this Section 4.4C (the “Confirmation Notice”).  The Confirmation Notice shall specify in detail the act, or acts, that the Board believes triggered the existence of Cause and the Confirmation Notice must be delivered to the Executive within fifteen (15) Business Days after the Board confirms the existence of Cause.

(2)

If the Executive notifies the Company in writing (the “Opportunity Notice”) within twenty (20) Business Days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided the opportunity to meet formally with the Board (or a sufficient quorum thereof) to discuss such act or acts. The meeting with the Board shall occur at a mutually agreed upon date, but in no event more than twenty (20) Business Days after the Company receives the Opportunity Notice from the Executive, and at the Company's headquarters or mutually agreed upon location. If the Board in good faith does not rescind its confirmation of Cause at such meeting, the Company shall immediately upon the closing of such meeting, deliver to the Executive a Notice of Termination for Cause under this Section 4.4C.

(4)

If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in Section 4.4C(2) above (including with respect to the Executive’s ability to potentially cure the claimed breach), the Company shall thereafter issue a Notice of Termination for Cause which shall set forth the date on which the Company intends to terminate the Executive’s employment.

(5)	The Date of Termination shall be the date specified in the Notice of Termination for Cause.
(6)

The procedure set forth in this Section 4.4C to determine the existence of Cause shall at all times be subject to the requirements of applicable law, regulation, regulatory bulletin or other regulatory requirements.

4.4D

Resignation without Good Reason. A resignation by the Executive without Good Reason shall take effect on, and the Date of Termination shall be, the date specified in the written notice of resignation from the Executive to the Company provided that such date shall be at least ninety (90) days after the date such written notice is given.  In the event that the written notice of resignation exceeds ninety (90) days, the Board, at its sole discretion, may adjust the Date of Termination so long as the adjusted Date of Termination is no less than ninety (90) days from the date of written notice from the Executive.  The Board may elect to provide written notice to the Executive directing her not to report to the Company for service during all or any portion of the ninety (90) day notice period, during which period the Company shall continue to pay the Executive’s Base Salary and other benefits in accordance with the terms of this Agreement.  The Executive shall be entitled to the Post-Employment Benefits provided in section 4.4B above.

4.5

No Mitigation; No Offset. In the event of any termination of employment under this Section 4, except if the termination is a resignation without Good Reason, the Executive shall be under no obligation to seek other employment or to mitigate damages and there shall be no offset against any amounts due the Executive under this Agreement. Any amounts due under this Section 4 are in the nature of separation benefits, or liquidated damages, or both, and are not in the nature of a penalty. Until the Date of Termination, the Executive shall be entitled, to the extent not prohibited by applicable law, regulation, regulatory bulletin, and/or any other regulatory requirement, as the same exists or may hereafter be promulgated or amended, to be paid her then Base Salary, and otherwise to continue to receive all other benefits to be paid to her during the Employment Period, and there shall be no reduction whatsoever of any amounts payable to the Executive, hereunder.

4.6

No Obligation. Subject to the terms of this Agreement, the Company shall have no obligation to continue or maintain any Employee Welfare Benefit Plan for any other employees solely as a result of the provisions of this Agreement.

4.7

Section 409A. If the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended) on the Date of Termination, the Company shall not make any payments of “nonqualified deferred compensation” (for purposes of Section 409A of the Code) to the Executive pursuant to Section 4 until one day following the six month anniversary of the Date of Termination, and the amount payable on that day shall equal the sum of all amounts that would otherwise have been paid during the first six months immediately following the Date of Termination.  To the extent payments of “nonqualified deferred compensation” (for purposes of Section 409A of the Code) to be made under this Section 4 are conditioned upon the Executive’s execution and non-revocation of a release, such payments shall commence on the sixtieth (60th) day following the Date of Termination and the payment on that date shall be inclusive of all payments of “nonqualified deferred compensation” in arrears that would have otherwise been paid during such 60 day period.

5.	RESTRICTIVE COVENANTS
5.1	Confidential Information.
5.1A

The Executive agrees and acknowledges that during the performance of her duties with the Company he will receive and have access to confidential, proprietary, and/or trade secret information concerning the Company (hereinafter “Confidential Information”). “Confidential Information” means information which has substantial value to the Company, regardless of form or characteristic, and which: (a) the Company does not make available to the public, industry, or third parties; (b) relates to the Company’s business operations, products, processes, business plans, purchasing, marketing, clients, suppliers, or service providers; and (c) may include (i) financial information and data, (ii) information pertaining to personnel and compensation, (iii) marketing plans and related information,

(iv) the names, lists, contact information, and practices of clients and vendors, (v) plans, products, designs, design concepts, drawings, software, developments, memoranda, data, improvements, and methods of operation, (vi) computer software (including object code and source code), data and databases, outcome research, documentation, instructional material, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales and cost information, and (vii) business methods, techniques, plans, and the information contained therein.

5.1B

During the Employment Period and thereafter, the Executive agrees that she will not publish, use or disclose Confidential Information to anyone other than authorized Company personnel. The Executive specifically agrees that she will not make use of any such Confidential Information for her own purpose, or for the benefit of any person, firm, company or other entity except for the benefit of the Company.

5.1C

During the Employment Period and thereafter, the Executive agrees that she will not remove any printed, written, recorded, electronic, or graphic material, or any reproduction thereof, constituting, containing or reflecting Confidential Information from the Company's premises, except for legitimate purposes of Company business. At the time her employment with the Company ceases, and as a condition to receive any post-employment benefits under this Agreement, the Executive agrees that she will return any and all materials and/or reproductions constituting, containing or reflecting Confidential Information in her possession or under her custody or control to the Company and certify that he has done so.

5.1D

The Defend Trade Secrets Act of 2016 (the “DTSA”) provides that: (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The DTSA further provides that: an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.2

Covenant Not To Compete. For purposes of the covenant in this Section 5.2, a Competitive Enterprise is any business enterprise located in the United States that engages in any activity or owns a majority voting interest in any entity that engages in any activity, that competes with the Company. The Executive hereby covenants and agrees that during the course of her employment and for 12 months thereafter (the “Restricted Period”), Executive shall not directly or indirectly (a) form, or acquire a five percent (5%) or greater equity ownership interest in, or receive economic benefit (including any economic benefit that is earned or paid on a deferred basis) from any Competitive Enterprise provided that this restriction shall not apply to a Competitive Enterprise whose securities are publicly traded; or (b) become an employee, officer, partner, director, consultant, agent or advisor of any Competitive Enterprise within the United States.

5.3

Non-Solicitation. During the Restricted Period, the Executive expressly agrees not to (1) call upon, solicit, sell or attempt to sell any product or services in competition with those offered by the Company to

(i)	any person or firm that was a customer of the Company at any time during the twelve (12) month period prior to the Date of Termination; or
(ii)	any person or firm that was a prospective customer of the Company during the twelve (12) month period preceding the Date of Termination;

or (2) directly or indirectly, solicit, induce, or call upon any employee of the Company to terminate her employment with the Company.

5.4	Non-Disparagement.
5.3A

During the Employment Period and thereafter, the Company and Executive agree that they shall not, directly or indirectly, make or cause or assist any other person to make, any statement or other communication, regardless of form, which impugns or attacks, or is otherwise critical of the reputation, business or character of the other, including any of the officers, directors, employees, products or services of the Company.

5.3B

Nothing in this Agreement is intended to or shall be interpreted:  (i) to restrict or otherwise interfere with Executive’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Executive’s right and/or obligation to contact, cooperate with, provide information in confidence to, report possible violations of federal, state or local law, ordinance or regulation – or testify or otherwise participate in any action, investigation or proceeding of – any government agency, entity or commission (including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the Congress and any Agency Inspector General) or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-

17 promulgated under the Securities Exchange Act of 1934, as amended, in connection with which, for the avoidance of doubt,  Executive shall be entitled to make reports and disclosures or otherwise take action under this section without prior authorization from or subsequent notification to the Company; (iii) to restrict or otherwise interfere with Executive’s right and/or obligation to disclose any information or produce any documents as is required by law or legal process, (iv) to restrict Executive’s right to disclose documents and information in confidence to any attorney, financial advisor, or tax preparer or other tax professional for purposes of securing professional advice; (v) to restrict Executive’s right to use or disclose documents and information to the extent reasonably necessary in connection with enforcing or defending her legal rights; or (vi) to restrict Executive’s ability to disclose her post-employment restrictions in confidence in connection with any potential new employment or business venture.

5.5

Enforceability. Each covenant in this Section 5 shall be enforceable against the Executive during the Employment Period and during the Restricted Period. If any covenant in this Section 5 is held to be unenforceable or against public policy by the tribunal designated in Section 8 below or, if appropriate, by a court of competent jurisdiction, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, will be binding and enforceable against the Executive.

6.	INDEMNIFICATION

To the fullest extent permitted by law, but subject to the provisions of the Certificate of Incorporation of the Company and the By-laws of the Company in effect from time to time (provided that no amendment thereto shall in any way lessen the Executive’s rights hereunder to less than is provided in the Certificate of Incorporation and/or By-laws as of the Effective Date), the Company shall promptly, after receipt of a request by the Executive, indemnify, defend and hold harmless the Executive with respect to any claims (whether litigated or not) against the Executive while the Executive was acting in good faith in her capacity as an employee, officer or director of the Company, whether by or on behalf of the Company, its shareholders or third parties.  The Company shall, in addition, promptly advance to the Executive an amount equal to the reasonable fees and expenses incurred in defending such matters, promptly after receipt of a reasonably itemized request for such advance,. The Company’s obligations under this Section 6 shall only arise to the extent that the Executive was acting within the scope of the authority of the Executive pursuant to her Agreement and under the rules and policies of the Company, except that the Executive must have in good faith believed that such action was in the best interests of the Company and such course of action or inaction must not have constituted gross negligence, fraud, willful misconduct, breach of a fiduciary duty, a breach of this Agreement, or a violation of applicable laws, rules, regulations, or Company rules or policies.  The Company may procure insurance with respect to the obligations provided in this Section 6 and shall provide such additional indemnification protection to the Executive as may be provided to other directors or key executive officers of the Company.

7.	INJUNCTIVE RELIEF AND ADDITIONAL REMEDIES

The parties acknowledge that the injury that would be suffered as a result of a breach of Section 5 of this Agreement would be irreparable and that an award of monetary damages for such a breach would be an inadequate remedy. Consequently, each party acknowledges and expressly agrees that the other party will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce Section 5 of this Agreement providing the party posts an adequate bond or other security in seeking such relief.  Executive agrees and acknowledges that the provisions of Section 5, including the subject matter and temporal and/or geographic scope, are reasonable and necessary to protect the interests of the Company.  Executive also agrees and acknowledges that the  provisions contained in Section 5 do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living.  In the event that Executive violates any of the covenants in Section 5 and the Company commences legal action for injunctive or other equitable relief, the Company shall have the benefit of the full period of the Restricted Period such that the restriction shall have the duration of twenty-four (24) months computed from the date the Executive ceased violation of the covenants, either by order of the court or otherwise.

8.	ALTERNATE DISPUTE RESOLUTION

Any dispute concerning the interpretation or enforcement of this Agreement shall be resolved by a panel of three (3) arbitrators in accordance with the rules of JAMS/ENDISPUTE held in New York, New York, or if that organization shall cease to exist, of a successor or similar organization, or if no such organization shall exist, then in accordance with the rules of the American Arbitration Association. The decision of the panel of three (3) arbitrators shall be final and binding on all parties, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act. All such matters involving the issue, as well as the proceedings at issue, shall be kept strictly confidential, except as may be required by law, it being expressly agreed by all parties hereto that the breach of the confidentiality requirement hereunder shall be materially damaging, directly and indirectly, to all parties hereto. If the panel determines that the non-prevailing party in any such dispute acted in bad faith in connection therewith, the panel may award to the prevailing party reasonable legal fees and costs associated with the dispute.  The requirement to arbitrate does not apply to the filing of an employment related claim, dispute or controversy with a federal, state or local administrative agency, including the EEOC and the Securities and Exchange Commission.  However, Executive understands that by entering into this Agreement, Executive is waiving Executive’s right to have a court and a jury determine Executive’s rights, including under federal, state and local statutes prohibiting employment discrimination, harassment and retaliation, including sexual harassment and discrimination on the basis of age, sex, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.

9.	VENUE

All disputes shall be arbitrated in New York, New York.

10.	NOTICES

Any notice, demand, request or other communication hereunder by either party to the other shall be given in writing by personal delivery, nationally recognized overnight courier service, certified mail, return receipt requested, or (if to the Company) by facsimile, in any case delivered to the applicable address set forth below:

To the Company:

Voxx International Corporation
2351 J Lawson Blvd.
Orlando, Florida 32824
Attn: Patrick M. Lavelle, President/CEO

With a copy to:

Larry N. Stopol, Esq.
Levy, Stopol & Camelo, LLP
1425 RXR Plaza
Uniondale, New York 11556

To the Executive:

Mrs. Loriann Shelton
8 Emily Court
Moriches, NY 11955

With a copy to:

Any such communication shall be deemed given and received on the date of personal delivery or fax transmittal and three (3) Business Days after being sent by certified mail, return receipt requested.

11.	SUCCESSORS AND ASSIGNS

This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Subject to the rights of the Executive under this Agreement, the Company may assign and transfer its rights to, and will require its obligations under this Agreement to be expressly assumed by, a successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets or stock, or otherwise. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.	VOLUNTARY AGREEMENT

Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read, and fully understands, all provisions of this Agreement and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had opportunity to review any and all aspects of this Agreement with the legal, tax, or other advisors of such party’s choice. Both parties represent that each has obtained advice regarding the legal, tax, and other consequences of the terms and conditions of this Agreement.

13.	ENTIRE AGREEMENT

This is the entire agreement between the parties with respect to the matters set forth herein and supersedes any and all prior or contemporaneous agreements or understandings between them (including, but not limited to, the 2017 Agreement). Except as expressly provided herein, this Agreement may not be changed or terminated orally, and no change, termination, or attempted waiver of any of the provisions hereof shall be binding unless in writing signed by both Executive and the Chairman or other duly authorized representative of the Company. Any such written changes, terminations, or waivers must specifically reference this Agreement, and such changes as the Company may from time-to-time make in its general policies and procedures shall not be deemed or construed to be written amendments to this Agreement, whether such changes are in writing or not.

14.	WAIVER

No provision of this Agreement may be waived in any manner except by written agreement of the parties. In the event any provision is waived, the balance of the provisions shall nevertheless remain in full force and effect and shall in no way be waived, impaired or otherwise modified. No failure or delay on the part of either the Executive or the Company hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

15.	MODIFICATIONS

Neither this Agreement nor the provisions contained herein may be extended, renewed, amended or modified other than by a written agreement executed by Executive and the Chairman or other duly authorized representative of the Company.

16.	SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.	CONSTRUCTION

The rule that a contract is to be construed against the party drafting the contract is hereby expressly waived by the parties and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

18.	SURVIVAL

The obligations contained in Section 4 through Section 21 and any other provision that by its terms is intended to survive the termination of this Agreement and the termination of the Executive’s employment hereunder, shall survive and be fully enforceable after the termination of this Agreement and the termination of Executive’s employment with the Company for any reason and regardless of whether initiated by the Company or Executive.

19.	SECTION 409A

The intent of the parties is that payments and benefits under this Agreement comply with Section 409 of the Code to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each payment to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one  year may not effect amounts reimbursable or provided in any subsequent year.

20.	GOVERNING LAW

All issues concerning the enforceability, validity, and binding effect of this Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to any choice of law or conflict of law provision or rule (whether of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than New York.

21.	COUNTERPARTS

This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE WRITTEN ABOVE.

VOXX INTERNATIONAL CORPORATION

By:	/s/ Patrick M. Lavelle
Patrick M. Lavelle, President/CEO

/s/ Loriann Shelton
Loriann Shelton